Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Second Quarter 2016 Financial Results

- Record Revenue and Net Income Quarter -

- Q2 2016 Sales Revenue up 40.7% Over the Same Period in 2015 -

- Q2 2016 Net Income up 48.7% Over the Same Period in 2015 -

- Increases 2016 Guidance -

Goleta, California, August 4, 2016 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended June 30, 2016.

Second Quarter 2016 Highlights

•	Total revenue of $54.6 million, up 23.9% over the same period in 2015
▪	Sales revenue of $45.6 million, up 40.7% over the same period in 2015
▪	Rental revenue of $9.0 million, down 22.8% from the same period in 2015
•	Net income of $5.1 million, reflecting a 48.7% increase over the same period in 2015 and a 9.4% return on revenue
•	Adjusted EBITDA of $13.6 million, representing 42.1% growth over the same period in 2015 and a 24.9% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold in Q2 2016 were 25,100, an increase of 53.0% over the same period in 2015, reflecting the continued strong consumer demand for the Company’s products across all channels
•	Rental patient population increased to 33,600 as of June 30, 2016, reflecting growth of 6.3% versus June 30, 2015

“Our strong results in the second quarter of 2016 reflect exceptional performance in our domestic business-to-business sales channel, which demonstrated 61.3% revenue growth over the same period in 2015. This was primarily due to traditional home medical equipment provider purchases and continued strong private label demand for our portable oxygen concentrators,” said Chief Executive Officer Raymond Huggenberger. “Our Inogen One G4 launch is off to a solid start and we expect U.S. sales of this product to ramp up in the second half of the year. We also plan on increasing the battery life for our Inogen One G3 by year-end 2016 as we continue to deliver patient preferred solutions in the portable oxygen concentrator market.”

Second Quarter 2016 Financial Results
Total revenue for the three months ended June 30, 2016 rose 23.9% to $54.6 million from $44.0 million in the same period in 2015. As anticipated, we also saw the benefit of seasonality from the warmer months when patients are more likely to travel and seek the advantages of our portable oxygen concentrators. Domestic business-to-business sales exceeded expectations and grew 61.3% over the same period in 2015 and represented the fastest growing channel in the quarter, primarily due to traditional home medical equipment provider purchases and continued strong private label demand. International business-to-business sales in the second quarter grew 23.9% over the comparative period in 2015, primarily due to continued strong demand from the Company’s European partners.  Direct-to-consumer sales rose 38.5% over the same period in 2015, primarily due to increased sales headcount and increased marketing expense to drive consumer awareness.  Direct-to-consumer rental revenue decreased 22.8% from the same period in 2015, primarily due to the declines in Medicare rental reimbursement rates that took effect in the first quarter of 2016, declines in private-payer rates which decreased due to the lower Medicare rates, and an increase in provision for rental adjustments in the second quarter of 2016.  The Company’s total rental patients on service increased by 2,000 net patients, an increase of 6.3%, as of June 30, 2016 compared to June 30, 2015, and increased by 400 net patients, or 1.2%, as of June 30, 2016 compared to March 31, 2016.

Gross margin was 48.0% in the second quarter of 2016 compared to 47.3% in the comparative period in 2015. Sales gross margin was 49.4% in the second quarter of 2016 versus 44.8% in the second quarter of 2015. Sales gross margin improved due to lower cost of goods sold per unit associated with the upgraded Inogen One G3 and Inogen One G4 products, partially offset by an increase in sales mix toward lower margin business-to-business sales. Rental gross margin was 41.0% in the second quarter of 2016 versus 54.1% in the second quarter of 2015 due to lower net revenue per rental patient, primarily driven by the reimbursement rate reductions and an increase in provision for rental adjustments in the second quarter of 2016, partially offset by lower cost of rental revenues associated with lower depreciation and servicing costs per patient.

Operating expense was $18.2 million in the second quarter of 2016 versus $15.5 million in the second quarter of 2015 as the Company made strategic investments in additional sales headcount and support personnel as well as the Inogen One G4 launch. Operating expense as a percentage of revenue decreased to 33.3% in the second quarter of 2016 from 35.2% in the second quarter of 2015.  Operating expense included a $1.0 million benefit associated with a patent litigation settlement. Non-GAAP operating expense excluding the benefit from the litigation settlement as a percentage of revenue was 35.2% in the second quarter of 2016 compared to 33.2% in the second quarter of 2015 which excludes the $0.9 million cost for the audit committee investigation and related class action lawsuits (see accompanying table for reconciliation of GAAP and non-GAAP measures).

Operating expense in the second quarter of 2016 included research and development expense of $1.4 million in the second quarter of 2016 versus $1.0 million in the comparative period in 2015, primarily due to increased personnel-related expenses for engineering projects.  Sales and marketing expense was $9.6 million in the second quarter of 2016 versus $7.6 million in the comparative period in 2015, primarily due to increased salesforce additions and media expense. General and administrative expense was $7.2 million in the second quarter of 2016 versus $6.9 million in the comparative period in 2015, primarily due to increased personnel-related expenses.  The personnel expense increase was partially offset by lower general legal and accounting expenses, primarily due to costs of $0.9 million for the audit committee investigation that occurred in the second quarter of 2015 and the $1.0 million patent litigation settlement benefit that was recognized in the second quarter of 2016.

Net income for the second quarter of 2016 increased 48.7% to $5.1 million from $3.5 million in the second quarter of 2015, or $0.25 per diluted common share compared to $0.17 in the second quarter of 2015.  In the second quarter of 2016, Inogen's effective tax rate was 36.1% compared to 34.9% in the second quarter of 2015.  The tax rate increase was primarily due to an increase in stock compensation expense and an increase in the blended state tax rates, partially offset by research and development credits allowed in the second quarter of 2016 but not in the comparative period in 2015.

Since there were no tax adjustments in either period, adjusted net income in the second quarter of 2016 and the second quarter of 2015 were the same as net income in the respective periods. Adjusted net income for the three months ended June 30, 2016 rose 48.7% to $5.1 million from $3.5 million in the second quarter of 2015.

Adjusted EBITDA for the three months ended June 30, 2016 rose 42.1% to $13.6 million from $9.6 million in the second quarter of 2015.

Cash, cash equivalents, and short-term investments were $98.1 million as of June 30, 2016, compared to $86.1 million as of March 31, 2016, an increase of $12.0 million in the second quarter of 2016.

Financial Outlook for 2016

Inogen is increasing its 2016 revenue guidance to a range of $190 to $194 million, which represents year-over-year growth of 19.5% to 22.0%.  This compares to the previous revenue expectation of $187 to $191 million. The Company continues to expect total revenue headwind from Medicare competitive bidding reimbursement reductions to be 3.5 – 4.0% in 2016.

The Company is increasing its net income estimate to the range of $12.5 to $14.5 million, representing 7.9% to 25.2% growth over 2015, up from the prior range of $12 to 14 million.

The Company is also increasing its 2016 Adjusted EBITDA estimate to be in the range of $37.5 to $39.5 million, representing an increase of 16.1% to 22.3% over 2015. This is updated from prior guidance range of $37 to $39 million. Adjusted net income is now expected to be in the range of $12.5 to $14.5 million, representing 24.8% to 44.8% growth over 2015.  This is updated from a prior range of $12 to $14 million.

Inogen’s estimates of forward-looking Adjusted EBITDA exclude estimates for interest expense, interest income, provision for income taxes, depreciation and amortization, and stock-based compensation expense.  Inogen’s estimates of forward-looking Adjusted net income exclude estimates for tax benefit adjustments.  The timing and amounts of these items needed to estimate non-GAAP financial measures are inherently unpredictable or outside our control to predict.  Accordingly, we cannot provide a quantitative reconciliation of non-GAAP Adjusted EBITDA or Adjusted net income without unreasonable effort.  Material changes to any of these items could have a significant effect on our guidance and future GAAP results.

In 2015, the Company experienced tax benefit adjustments of $1.6 million that are not expected to recur in 2016.  Inogen expects an effective tax rate in 2016 of approximately 35% compared to an effective tax rate of 32.0% in 2015, excluding the tax benefit adjustments, but the actual effective tax rate may vary depending on a variety of factors, such as actual disqualifying dispositions of employee incentive stock options that occur within the year.  Inogen expects a higher effective tax rate primarily due to lower tax deductions for equity compensation as a percentage of pre-tax income which is not expected to have as much of an impact on the 2016 effective tax rate as it did on the 2015 effective tax rate.  The Company also expects the effective tax rate to fluctuate depending on disqualifying dispositions incurred within the respective quarters.

Inogen confirmed its expectation for net positive cash flow for 2016 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 427-4393 for domestic callers or (484) 756-4258 for international callers. Please reference Conference ID: 49468781. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning August 4, 2016 at 4:30pm PT/7:30pm ET through midnight ET on August 5, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 49468781. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the Inogen One G4 product rollout and the timing of new product launches in different markets; expectations for improvements in cost efficiency, battery life of the Inogen One G3 and productivity; seasonality; anticipated growth opportunities; Inogen’s competitive position; reductions in Medicare and insurance reimbursement rates and the estimated impact on Inogen’s financial projections; operating expense expectations; and financial guidance for 2016, including revenue, Adjusted EBITDA, Adjusted net income, net income, net cash flow, effective tax rates and tax benefit adjustments, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully rollout its Inogen One G4 product; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Inogen’s subsequent reports on Form 10-Q and Form 8-K, including Inogen's Quarterly Report on Form 10-Q for the period ended June 30, 2016 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and six months ended June 30, 2016 and June 30, 2015. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Condensed Balance Sheet
(unaudited)
(amounts in thousands)

	June 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$84,500	$66,106
Short-term investments	13,616	16,793
Accounts receivable, net	27,837	19,872
Inventories, net	12,514	8,648
Deferred cost of revenue	503	397
Income tax receivable	1,228	2,158
Prepaid expenses and other current assets	2,363	870
Total current assets	142,561	114,844
Property and equipment, net	28,440	30,680
Intangible assets, net	184	229
Deferred tax asset - noncurrent	11,504	15,464
Other assets	97	97
Total assets	$182,786	$161,314
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$19,298	$12,867
Accrued payroll	4,528	5,271
Current portion of long-term debt	159	315
Warranty reserve - current	1,674	1,226
Deferred revenue - current	2,318	2,323
Income tax payable	—	11
Total current liabilities	27,977	22,013
Warranty reserve - noncurrent	1,347	747
Deferred revenue - noncurrent	5,619	4,199
Other noncurrent liabilities	340	337
Total liabilities	35,283	27,296
Stockholders' equity
Common stock	20	20
Additional paid-in capital	185,086	179,143
Accumulated deficit	(37,601)	(45,108)
Other comprehensive loss	(2)	(37)
Total stockholders' equity	147,503	134,018
Total liabilities and stockholders' equity	$182,786	$161,314

Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue
Sales revenue	$45,578	$32,385	$78,389	$55,434
Rental revenue	8,989	11,644	19,167	22,347
Total revenue	54,567	44,029	97,556	77,781
Cost of revenue
Cost of sales revenue	23,046	17,866	39,553	30,455
Cost of rental revenue, including depreciation of $2,908 and $2,944 for the three months ended and $5,855 and $5,900 for the six months ended, respectively	5,306	5,341	10,509	10,481
Total cost of revenue	28,352	23,207	50,062	40,936
Gross profit	26,215	20,822	47,494	36,845
Operating expense
Research and development	1,379	975	2,547	1,838
Sales and marketing	9,576	7,567	18,541	14,491
General and administrative	7,241	6,935	15,110	12,653
Total operating expense	18,196	15,477	36,198	28,982
Income from operations	8,019	5,345	11,296	7,863
Other income (expense)
Interest expense	(2)	(6)	(5)	(13)
Interest income	36	26	65	38
Other income (expense)	(11)	(51)	86	(156)
Total other income (expense), net	23	(31)	146	(131)
Income before provision for income taxes	8,042	5,314	11,442	7,732
Provision for income taxes	2,900	1,855	3,935	2,701
Net income	$5,142	$3,459	$7,507	$5,031
Other comprehensive income, net of tax
Unrealized gain (losses) on foreign currency hedging during the period	63	—	(35)	—
Add: reclassification adjustment for losses included in net income	44	—	50	—
Total unrealized gain on foreign currency hedging	107	—	15	—
Unrealized gain on available-for-sale investments during the period	9	—	20	—
Total other comprehensive income, net of tax	116	—	35	—
Comprehensive income	$5,258	$3,459	$7,542	$5,031

Basic net income per share attributable to common stockholders	$0.26	$0.18	$0.38	$0.26
Diluted net income per share attributable to common stockholders	$0.25	$0.17	$0.36	$0.24
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	19,972,395	19,310,064	19,900,032	19,239,218
Diluted common shares	20,925,613	20,672,414	20,860,878	20,617,342

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients rounded to the nearest hundred)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue by region and category
Business-to-business domestic sales	$15,996	$9,916	$25,474	$15,796
Business-to-business international sales	13,098	10,571	23,063	18,969
Direct-to-consumer domestic sales	16,484	11,898	29,852	20,669
Direct-to-consumer domestic rentals	8,989	11,644	19,167	22,347
Total revenue	$54,567	$44,029	$97,556	$77,781
Additional non-GAAP financial measures
Units sold	25,100	16,400	42,100	27,400
Net rental patients as of period-end	33,600	31,600	33,600	31,600

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Information
(unaudited)
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
EBITDA and Adjusted EBITDA	2016	2015	2016	2015
Net income	$5,142	$3,459	$7,507	$5,031
Non-GAAP adjustments:
Interest expense	2	6	5	13
Interest income	(36)	(26)	(65)	(38)
Provision for income taxes	2,900	1,855	3,935	2,701
Depreciation and amortization	3,426	3,464	6,874	6,908
EBITDA	11,434	8,758	18,256	14,615

Stock-based compensation	2,156	809	3,451	1,327
Adjusted EBITDA (non-GAAP)	$13,590	$9,567	$21,707	$15,942

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP Adjusted net income	2016	2015	2016	2015
Net income	$5,142	$3,459	$7,507	$5,031
Non-GAAP adjustments:
Tax benefit adjustments	—	—	—	—
Adjusted net income (non-GAAP)	$5,142	$3,459	$7,507	$5,031

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP Operating expense	2016	2015	2016	2015
Operating expense	$18,196	$15,477	$36,198	$28,982
Non-GAAP adjustments:
Audit committee investigation and related class action lawsuit expenses [1]	—	(869)	—	(1,787)
Litigation settlement benefit, net [2]	1,000	—	20	—
Operating expense, excluding certain operating expenses (non-GAAP)	$19,196	$14,608	$36,218	$27,195

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP - Sales, General & Administrative (SG&A) expense	2016	2015	2016	2015
SG&A expense	$16,817	$14,502	$33,651	$27,144
Non-GAAP adjustments:
Audit committee investigation and related class action lawsuit expenses [1]	—	(869)	—	(1,787)
Litigation settlement benefit, net [2]	1,000	—	20	—
SG&A expense, excluding certain operating expenses (non-GAAP)	$17,817	$13,633	$33,671	$25,357

1 Includes expenses associated with our 2015 audit committee investigation and related securities class action lawsuit that was subsequently dismissed on June 29, 2015.

2 Consists of a patent litigation settlement benefit partially offset by a litigation expense associated with a labor law class-action lawsuit that was accrued in the first quarter of 2016.